INVESTMENT COUNSEL AGREEMENT

                                     between

                              JONES & BABSON, INC.

                                       and

                       KORNITZER CAPITAL MANAGEMENT, INC.

         THIS AGREEMENT by and between JONES & BABSON, INC., a Missouri corporation with its principal office at 2440 Pershing Road, Kansas City, MO 64108 (hereinafter referred to as the "Manager") and KORNITZER CAPITAL MANAGEMENT, INC., a Kansas corporation with its principal office at KCM Building, Shawnee Mission, Kansas 66201-0918 (hereinafter referred to as the "Investment Counsel"), is made pursuant to the approval and direction of the parties' respective Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

WITNESSETH:

         WHEREAS, the Manager has entered into a Management Agreement with the BUFFALO SMALL CAP FUND, INC. ("Fund") of concurrent date to provide management services, including investment advisory services, the Manager desires the assistance of the Investment Counsel which can supply the following services:

         Research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments; statistical information and reports as may reasonably be required, and general assistance in the supervision of the investments of the Fund, subject to the control of the Directors of the Fund and the Directors of JONES & BABSON, INC.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

         1. During the term of this Agreement, or any extension or extensions thereof, the Investment Counsel will, to the best of its ability, furnish the foregoing services.

         2. As compensation, the Manager will pay Investment Counsel for its services the following annual fee computed daily as determined by the Fund's price make-up sheet and which shall be payable monthly or at such other intervals as agreed by the parties.

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         a. fifty  one-hundredths  of one percent (50/100%) of the average daily total net assets of the Fund.

         3. This Agreement shall become effective and run concurrently with the Management Agreement of the same date between the Manager and the Fund, an executed copy of which shall be supplied the Investment Counsel.

         4. The last day of the initial period of this Agreement shall coincide with the last day of the Management Agreement which shall be the 31st day of October, 1999. Thereafter this Agreement may be renewed in conjunction with the Management Agreement for successive periods not exceeding one year only so long as such renewal and continuance is specifically approved at least annually by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the Investment Company Act of 1940 ("Act") and provided further that such continuance is approved at least annually thereafter by a vote of a majority of the Directors who are not parties to such Agreement or interested persons (as defined by the Act) of such party, cast in person at a meeting called for the purpose of voting on such approval. The Investment Counsel shall provide the Manager such information as may be reasonably necessary to assist the Directors of the Fund to evaluate the terms of the Management Agreement. This Agreement automatically will terminate with the Management Agreement without the payment of any penalty, upon sixty days written notice by the Fund to the Manager that the Board of Directors or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the Act, has terminated the Management Agreement. This Agreement shall automatically terminate in the event of its assignment or assignment of the Management Agreement unless such assignment is approved by the Directors and the shareholders of the Fund as hereinbefore provided or unless an exemption is obtained from the Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph. The Manager shall promptly notify the Investment Counsel of any notice of termination or of any circumstances which are likely to result in a termination of the Management Agreement.

         5. It is understood and agreed that the services to be rendered by the Investment Counsel to the Manager under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Counsel shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby, and provided further that the services to be rendered by the Investment Counsel to the Manager under this Agreement and the compensation provided for in Paragraph 2 here of shall be limited solely to services with reference to the Fund.

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         6. The Manager  agrees that it will  furnish  currently  to  Investment
Counsel all information reasonably necessary to permit Investment Counsel to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably necessary to permit Investment Counsel to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that it is required under this paragraph and the frequency and manner with which it shall be supplied.

         7. The Investment Counsel shall not be liable for any error of judgment or mistake at law or for any loss suffered by Manager of the Fund in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Investment Counsel against ant liability by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this agreement.

         8. In compliance with the provisions of the Management Agreement between the Fund and JONES & BABSON, INC., Investment Counsel agrees with the Manager that subject to the terms and conditions of this Paragraph 8, the Fund may use the name of "BUFFALO" as part of its name so long as JONES & BABSON, INC., or any successor in interest, continues as Manager. Should the Fund terminate JONES & BABSON, INC., or its successor as Manager, JONES & BABSON, INC., or its successor in interest, may elect to notify the Fund in writing that permission to use the name "BUFFALO" has been withdrawn. It is understood that the Fund has, in its Management Agreement with JONES & BABSON, INC., expressly agreed that it, its officers, directors and shareholders will take all necessary corporate action and proceed expeditiously to change the name of the Fund and not use any other name or take any action which would indicate the Fund's continued association with the Manager. If the use of the name "BUFFALO" is so withdrawn as aforesaid, it is understood and agreed that there shall be no limitation with respect to the future use of the name "BUFFALO" by the Manager, or its successor in interest.

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

         Each party hereby executes this Agreement as of the ____ day of _______________, 1997, pursuant to the authority granted by its Board of Directors.

                                  KORNITZER CAPITAL MANAGEMENT, INC.



                                  By
ATTEST:


                                  JONES & BABSON, INC.




                                  By
ATTEST:









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